Exhibit 1.9

Blue Cree Co., Ltd.

Table of Contents

CONTENTS

External Auditors' Report .................................................................... 1

Financial Statements

- Statement of Balance Sheet ................................................... 4

- Statements of Income ............................................................. 6

- Statements of Appropriations of

AUDITORS' REPORT

ON

FINANCIAL STATEMENT

OF

BLUE CREE CO., LTD.

FOR

THE 7TH BUSINESS YEAR

BEGAN JANUARY 01, 2009

ENDED DECEMBER 31, 2009

AND

THE 6TH BUSINESS YEAR

BEGAN JANUARY 01, 2008

ENDED DECEMBER 31, 2008

Saesidae Accounting Corporation

Saesidae Accounting Corporation

--------------------------------------------------

178-8 Samsung-dong, Gangnam-gu, Seoul

Chorok bldg. 4th Fl. (Tel: 02)556-4077)

Tel: 02)556-4077

EXTERNAL AUDITORS' REPORT

To the Shareholders and Board of Directors of February 26, 2010

Blue Cree Co., Ltd.

We have audited the accompanying Balance Sheets of Blue Cree Co., Ltd. as of December 31, 2009 and related statements of income, appropriations of retained earnings, statements of capital change and statements of cash flows for the year then ended. The management of the company is responsible for the preparation of financial statements and our responsibility is to express an opinion on these statements based on our independent audit. The financial statements as of December 31, 2008 which were represented for comparison purpose has been audited by Jipyong Accounting Corporation and the financial statements referred to the above presented fairly, in their opinion of auditing on February 19, 2009.

We conducted our audits in accordance with generally accepted auditing standards of the Republic of Korea. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to the above present fairly, in all material respects, the financial position of Blue Cree Co., Ltd. as of December 31, 2009, and the results of operations, changes in earned surplus, changes in capital and details of cash flows for the fiscal year then ended in accordance with generally accepted business accounting standards of the Republic of Korea.

With respect to a matter not influential to the opinion of auditing as recorded in Note 12 to the financial statements, the company carried out the transaction of fund for the current term with officers and shareholders who are related persons, and in the result the balance of short-term loan and accrued income receivable as of the financial statements date are recorded as 298,305,000 Won and 4,830,000 Won, respectively.

Taek Soo Kim

Representative Director

Saesidae Accounting Corporation

/S/ Seal Affixed

This Auditor's Report is effective as of the date of auditor's report (February 26, 2010). Therefore, unexpected accident or circumstance which may cause any material influence to the attached financial statements and this auditor's report may be corrected accordingly.

FINANCIAL STATEMENTS

FOR

THE 7TH BUSINESS YEAR

BEGAN JANUARY 01, 2009

ENDED DECEMBER 31, 2009

AND

THE 6TH BUSINESS YEAR

BEGAN JANUARY 01, 2008

ENDED DECEMBER 31, 2008

"The attached Financial Statements are prepared and attached by the company."

BALANCE SHEET

December 31, 2009 (7th year) December 31, 2008 (6th year)

Blue Cree Co., Ltd.

stated in Korean Won

(1 USD = 1,000 won, approximately)

DESCRIPTION	AMOUNT(7th year)		AMOUNT(6th year)
ASSETS
I. CURRENT ASSETS		3,754,750,302		2,231,480,467
(1) Quick Assets		2,601,919,465		1,909,998,930
1. Cash on hand and cash equivalents (Note 2)	696,227,803		463,135,453
2. Short-term financial instruments (Note 3)	66,000,000		100,000,000
3. Short-term loans (Note 12)	298,305,000
3. Account receivable-trade	1,049,077,560		1,360,824,500
Allowance for bad debt	(37,000,000)		(50,238,245)
4. Accrued receivable	18,624,456		7,827,845
5. Accrued income receivable (Note 12)	5,031,028		-
6. Advanced payments	505,653,618		28,449,377
(2) Inventory Assets		1,152,830,837		321,481,537
1. Goods in process	1,152,830,837		321,481,537
II. NON CURRENT ASSETS		588,324,464		434,276,335
(1) Tangible Assets(Note 2, 4)		264,139,464		101,580,335
1. Vehicles	19,113,600		19,113,600
Accumulated depreciation	(10,986,487)		(4,310,116)
2. Office fixtures	508,676,171		235,322,201
Accumulated depreciation	(252,663,820)		(145,545,350)
(2) Other non-current assets		324,185,000		329,696,000
1. Leasehold deposits	281,200,000		315,000,000
1. Other deposits	42,985,000		14,696,000
TOTAL ASSETS		4,343,074,766		2,665,756,802
LIABILITIES
I. CURRENT LIABILITIES		2,775,999,392		1,232,389,778
1. Notes and accounts payable	1,168,894,793		796,710,546	-
2. Accounts payable	401,950,818		205,479,004
3. Deposit received	45,398,860		31,270,686
4. Value-added-tax received	-		121,603,154
5. Accrued income tax	29,754,921		77,326,388
6. Short-term borrowings(Note 5)	500,000,000		-
7. Advanced receipts	630,000,000		-
II. NON-CURRENT LIABILITY		27,695,175	-
1. Reserve for retirement allowance (Note 6)	27,695,175
TOTAL LIABILITIES				1,232,389,779

The accompanying notes are an integral part of the financial statements.

Blue Cree Co., Ltd.

stated in Korean Won

(1 USD = 1,000 won, approximately)

DESCRIPTION	AMOUNT(7th year)		AMOUNT(6th year)
STOCKHOLDER'S EQUITY
I. CAPITAL STOCK		409,475,000		409,475,000
1. Capital in ordinary stock (Note 2, 10)	409,475,000		409,475,000
II. CAPITAL SURPLUS		124,963,328		124,963,328
1. Paid-in capital over par value (Note 10)	124,963,328		124,963,328
III. CAPITAL ADJUSTMENT		-		-
IV. OTHER CUMULATIVE COMPREHENSIVE INCOME		-		-
V. EARNED SURPLUS		1,004,941,871		898,928,696
1.Unappropriated earned surplus	1,004,941,871		898,928,696
TOTAL STOCKHOLDER'S EQUITY		1,539,380,199		1,433,367,024
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY		4,343,074,766		2,665,756,802

The accompanying notes are an integral part of the financial statements.

STATEMENTS OF INCOME

For the years ended December 31, 2009 (7) and 2008(6)

Blue Cree Co., Ltd.

stated in Korean Won

(1 USD = 1,000 won, approximately)

DESCRIPTION	AMOUNT( 7th year)		AMOUNT( 6th year)
I. SALES		10,172,510,473		12,348,888,693
1. Merchandise sales	10,172,510,473		12,348,888,693
II. COST OF SALES		9,076,579,027		11,098,744,481
(1) Cost of goods sold	9,075,579,027		11,098,744,481
1. Beginning inventory of finished goods	-		-
2. Cost of goods manufactured	9,076,579,027		11,098,744,481
3. Ending inventory of finished goods
III. GROSS PROFITS	-	1,095,931,446		1,250,144,212

IV. SELLING AND GENERAL ADMINISTRATIVE EXPENSES (Note 13)		987,606,638		960,068,528
1. Salaries and wages	312,929,720		284,870,000
2. Miscellaneous wages	22,519,890		40,116,143
3. Retirement allowance	19,070,675		3,000,000
4. Other employee benefits	110,603,987		81,275,190
5. Travel expense	8,727,929		2,183,480
6. Entertainment expense	38,913,352		58,789,154
7. Communication expense	12,769,158		17,849,137
8. Water, light and heating	7,784,125		11,876,851
9. Taxes and public dues	14,549,880		40,140,380
10. Depreciation	89,673,584		65,110,308
11. Rent	185,422,255		198,000,000
12. Repair and maintenance	1,321,272		1,216,000
13. Insurance	11,866,350		12,852,360
14. Vehicle maintenance	21,079,238		9,792,713
15. Lease expense	-		-
16. Freight	857,000		892,500
17. Book and publication expense	2,569,918		3,374,900
18. Office supplies	3,426,900		8,573,633
19. Supplies expense	7,606,196		17,409,635
20. Fees	71,970,989		60,158,990
21. Advertisement expense	-		-
22. Building maintenance expense	41,367,220		1,394,140
23. Bad debt expense	-		40,772,834
24. Miscellaneous expense	2,577,000		420,180
V. OPERATING INCOME		108,324,808		290,075,684
VII. NON-OPERATION INCOME		117,144,916		237,867,998

Blue Cree Co., Ltd.

stated in Korean Won

(1 USD = 1,000 won, approximately)

DESCRIPTION	AMOUNT(7th year)		AMOUNT(6th year)
1. Interest	11,461,176		558,707
2. Gain on foreign currency transaction	5,581,939		8,063,814
3. Reversal of allowance for doubtful accounts	13,238,245		-
4. Gain on cancellation of debts (Note 12)	-		188,627,317
5. Gain on prior period error correction	25,000,000		-
6. Miscellaneous earnings	61,863,556		40,618,160
VII. NON-OPERATING EXPENSES		65,892,916		113,098,654
1. Interest expense	50,590,122		25,312,697
2. Loss of foreign currency transaction	51,366		52,436,81
3. Loss on foreign currency translation (Note 5)	-		1,458,563
4. Donation	-		5,000,000
5. Loss on disposition of short term investment assets	-		281,327
6. Loss on disposition of tangible assets	473,682		-
6. Miscellaneous losses	14,777,746		28,609,253
VIII. NET INCOME BEFORE INCOME TAX		159,576,808		414,845,028
IX. INCOME TAXES (Note 9)		53,563,633		111,803,048
X. NET INCOME		106,013,175		303,041,980
XI. EARNINGS PER SHARE (Note 10)
Fundamental net income per share		1.295		3.8

The accompanying notes are an integral part of the financial statements.

STATEMENTS OF APPROPRIATION OF RETAINED EARNINGS

For the years ended December 31, 2009 (7) and 2008 (6)

Date of Appropriation for 7th Fiscal year : March 27, 2010

Date of Appropriation for 6th Fiscal year : March 27, 2009

Blue Cree Co., Ltd.

stated in Korean Won

(1 USD = 1,000 won, approximately)

DESCRIPTION	AMOUNT(15th year)		AMOUNT(14th year)
I. UNAPPROPRIATED RETAINED EARNINGS AT END OF YEAR
1. Unappropriated retained earnings carried forward from prior year		1,004,941,871		898,928,696
2. Net income for the year	898,928,696		595,886,716
II. APPROPRIATION OF RETAINED EARNINGS	106,013,175		303,041,980
III. UNAPPROPRIATED RETAINED EARNINGS TO BE CARRIED FORWARD TO NEST YEAR		1,004,941,871		898,928,696

The accompanying notes are an integral part of the financial statements.

STATEMENT CAPITAL CHANGE

For the years ended December 31, 2009(7) and 2008(6)

Blue Cree Co., Ltd.

stated in Korean Won

(1 USD = 1,000 won, approximately)

Description	Capital	Capital surplus	Capital adjustment	Accumulated other comprehe- nsive income	Earned surplus	Total
I. 01/01/2008 (Beginning (of previous term)	389,000,000	56,583,520	-	-	596,886,716	1,041,470,236
Merger	20,475,000	68,379,808	-	-		88,854,808
Net income for the year	-	-	-	-	303,041,980	303,041,980
II.12/31/2008 (Ending of previous term)	409,475,000	124,963,328	-	-	898,928,696	1,433,367,024
III.01/01/2009 (Beginning of the year)	409,475,000	124,963,328	-	-	898,928,696	1,433,367,024
Net income for the year	-	-	-	-	106,013,175	106,013,175
IV. 12/31/2009 (Ending of the year)	409,475,000	124,963,328	-	-	1,004,941,871	1,539,380,199

The accompanying notes are an integral part of the financial statements

STATEMENT OF CASH FLOWS

For the years ended December 31, 2009(7) and 2008(6)

Blue Cree Co., Ltd.

stated in Korean Won

(1 USD = 1,000 won, approximately)

DESCRIPTION	AMOUNT(7th year)		AMOUNT(6th year)
I. CASH FLOW FROM OPERATING ACTIVITIES		266,308,501		304,387,381
1 Net income for the year	106,013,175		303,041,980
2 Addition of expenses without cash outflows	178,511,275		106,164,469
Depreciation	114,389,340		65,110,308
Bad debt expense	-		40,722,834
Retirement allowance	63,648,253		-
Loss on disposition of short-term investment assets	-		281,327
Loss on disposition of tangible assets	473,682		-
3. Deduction of gains without cash in-flow	38,328,245		-188,627,317
Reversal of allowance for doubtful accounts	13,238,245		-
Gain on cancellation of debts	-		188,627,317
Gain on prior period error correction	25,000,000
4. Changes of assets and liabilities from operating activities	20,022,296		83,808,586
Decrease(Increase) of notes and accounts receivable	311,746,940		(295,650,585)
Decrease(Increase) of accounts receivable	(10,796,611)		7,230,853
Decrease(Increase) advance payment	(477,204,241)		(22,600,337)
Decrease(Increase) of accrued income receivable	(5,031,028)		133,615
Increase of goods in process	(831,349,300)		(321,481,537)
Increase(Decrease) of notes and accounts payable	397,148,247		647,132,176
Increase(Decrease) of accounts payable	196,471,814		85,232,865
Increase of deposit received	14,128,174		7,051,543
Increase of V.A.T withholding	(121,603,154)		9,611,083
Increase(Decrease) of advance receipts	630,000,000		(50,000,000)
Increase(Decrease) of income taxes payable	(47,571,467)		17,148,573

The accompanying notes are an integral part of the financial statements

Blue Cree Co., Ltd.

stated in Korean Won

(1 USD = 1,000 won, approximately)

DESCRIPTION	AMOUNT(7th year)		AMOUNT(6th year)
Payment of retirement allowance	(35,963,078)		-
II. CASH FLOW FROM INVESTMENT ACTIVITIES		(533,216,151)		(189,521,636)
1. Cash inflow from investment activities	68,709,091		863,673
Decrease of short-term financial instruments	34,000,000		-
Disposition of short-term investment assets	-		863,673
Disposition of furniture	909,091		-
Decrease of leasehold deposit	33,800,000		-
2. Cash outflow from investment activities	601,925,242		(190,385,309)
Increase of short-term financial instrument	-		100,000,000
Acquisition of short-term investment assets			1,145,000
Increase of leasehold deposit	-		50,000,000
Increase of other security money	28,289,000		550,000
Purchase of furnitures	275,331,242		38,690,309
Increase of short-term loan	298,305,000
III. CASH FLOWS FROM FINANCING ACTIVITIES		500,000,000		9,696,622
1. Cash inflows from financing activities	500,000,000		9,696,622
Short-term borrowings	500,000,000		-
Paid-in capital Increase
Cash inflows from merger	-		9,696,622
2. Cash outflows from financing activities
IV. INCREASE IN CASH (I+II+II)	-	233,092,350	-	124,562,367
V. CASH AT BEGINNING OF YEAR		463,135,453		338,573,086
VI. CASH AT END OF YEAR		696,227,803		463,135,453

The accompanying notes are an integral part of the financial statements.

NOTES TO FINANCIAL STATEMENTS

From January 01, 2005 to December 31, 2005 (7)

From January 01, 2004 to December 31, 2004 (6)

Blue Cree Co., Ltd.

stated in Korean Won

(1 USD = 1,000 won, approximately)

1. General Information

Blue Cree Co., Ltd. (hereinafter called as "The Company") was incorporated on June 11, 2003 as Milligram Film Company Co., Ltd. and altered the name to Good Med Media Co., Ltd. on November 01, 2007. This company merged AQ Communication Co., Ltd. on July 14, 2008 for the expansion of new business line and the Company changed its name to Blue Marble Co., Ltd. on June 02, 2009 and finally to Blue Cree Co., Ltd. on July 06, 2009. The major business line of the Company is production and sale of advertisement objects.

The capital amount of the Company at incorporation was 100,000,000 Won and the common stock capital at the end of current term has been increased to 409,475,000 Won through a number of capital increase with consideration. The major shareholders of the Company are as follows:

Shareholders	Current term		Previous term
	Number of share	Holding ratio	Number of share	Holding ratio
Jin Kyung Yang	22,714	27.7%	22,714	27.7%
Alan Plumb	7,800	9.5%	7,800	9.5%
Kyu Jin Jung	-	-	8,372	10.2%
Il Kwon Shin	22,459	27.42%	-	-
Jung Kyu Kim	7,800	9.52%	-	-
Myung Eun Hwang	9,084	11.09%	-	-
Other	12,038	14.77%	43,009	52.5%
Total	81,895	100.00%	81,895	100.0%

2. Summary of significant accounting policies

The financial statement of the company is prepared in conformity with business accounting standards of Korea. The significant accounting policies employed for the preparation of financial statements for current term is same to the policies taken at the preparation of previous financial statements, the significant accounting principles employed by the Company are as follows:

(1) The standard of revenue recognition

With regard to the production and sale of advertisement object, the Company recognizes its revenue at the time when the product is delivered.

(2) Cash and cash equivalents

The Company classified monetary substitute securities including currency and checks issued by others, current deposit, ordinary deposit, marketable securities and short-term financial instrument with a maturity(or due date of redemption) of 3 month from the date of acquisition and easily convertible to cash without a large expense of transaction and with insignificant risk of value fluctuation by change of interest as cash and cash equivalents.

(3) Establishment of allowance for bad debts

With respect to the notes and accounts receivable, the Company established the estimated amount of loss from bad debts, through individual analysis and rate of past experience about the loss from bad debts, as allowance for bad debts and stated it in the manner of reducing it from the concerning assets.

(4) Valuation and depreciation of tangible assets

The Company adds the incidental expenses of acquisition to the cost of manufacture or purchase of relevant asset at computing acquisition cost of tangible assets.

Tangible assets are stated at the cost of acquisition. The expense of repair that restore the assets to the original state or maintain their efficiency is stated as revenue expenditure and the expense of repair that extend the useful life or increase substantially the value of assets is stated as capital expenditure.

The appreciation of tangible assets is computed with fixed rate method according to the following useful life and stated as indirect method:

Classification      Estimated useful life

Vehicles           5 years

Office fixtures      5 years

(5) Reserve for retirement allowances

The company stated the whole amount of estimated retirement allowance (the larger amount between Labor Standard Law and Regulation for Retirement Allowance of the Company) to be paid to all the officers and employees who worked over one year as of the end of reporting period, in the event of their retirement, as reserve for retirement allowance.

(6) Assets and liabilities in foreign currency translation

The translation of non-monetary assets and liabilities in foreign currency applies the exchange rate at the acquisition of assets or burden of liabilities, and translation of monetary assets and liabilities in foreign currency is based on basic rate of foreign exchange to be noticed as of the end of reporting period by a foreign exchange brokerage corporate in Seoul, and its gains or losses of valuation is appropriated as the gains or losses of the year.

(7) Loss or gain on prior period error correction

In the event that any error in the preparation of financial statements for previous or prior to previous period is found in this period, the Company states it as the loss or gain on prior period error correction in the statements of income for this period. However, the Company reflects correction of material error to the unappropriated retained earnings carried over from prior years and corrects the balance of relevant account, and remakes the financial statements for the period influenced by material error.

(8) Special provision in accounting for small and medium business

Since the Company is a small and medium business provided in the Basic Law for Small and Medium Business, the Company does not apply deferred corporate taxes system in accordance with the protocol of business accounting standard No. 14 (Special provision in accounting for small and medium business) and the Company states the amount of taxes to be paid in the concerned year as a subject of income taxes, pursuant to the laws and decrees of corporate taxes.

3. Restricted deposits

The restricted financial instrument as of the end of current and previous year is as follows:

(Unit: won)

Account title	Current year	Previous year	Restrictions
Short-term financial instrument	66,000,000	100,000,000	Establishment of pledge

4. Tangible assets

The change of tangible assets of the Company during the year and previous year is as follows:

① Current year

(Unit: Won)

Classification	Beginning of the year	Acquisition	Disposition	Depreciation	End of the year
Vehicles	14,803,484	-	-	6,676,371	8,127,113
Office fixtures	89,776,851	275,331,242	1,977,272	107,712,969	256,012,351
Total	104,580,335	275,331,242	1,977,272	114,339,340	264,139,464

② Previous year

(Unit: Won)

Classification	Beginning of the year	Acquisition	Disposition	Depreciation	End of the year
Vehicles	-	19,113,600	-	4,310,116	14,803,484
Office fixtures	92,695,993	57,881,050	-	60,800,192	89,776,851
Total	92,695,993	76,994,650	-	65,110,308	104,580,335

5. Short-term borrowings

The short-term borrowings of the Company as of the end of this year and previous year are as follows:

stated in Korean Won

Lender	Current year	Previous year
Agricultural Cooperative	500,000,000	-

6. Reserve for retirement allowance

The change of reserve for retirement allowance during this year and previous year are as follows:

(Unit: Won)

Classification	Current year	Previous year
Balance at the beginning	-	-
Payment of retirement allowance	35,953,078	27,382,870
Establishment of retirement allowance	63,648,253	-
Balance at the end of year	27,695,175	-

7. The assets in foreign currency

The assets denominated in foreign currency as of the end of this year and previous year are as follows:

(Unit: Won)

Assets in foreign currency	Current year		Previous year
	Foreign currency	Amount in Won	Foreign currency	Amount in Won
Cash and cash equivalents	-	-	US51,279.58	64,484,067

8. Capital stock

(1) The matters concerning to the capital stock of the Company as of the end of current and previous year are as follows:

Classification	Current year	Previous year
Total number of shares to be issued	2,000,000 shares	2,000,000 shares
Total number of shares issued	81,895 shares	81,895 shares
Par value per share	5,000 shares	5,000 shares
Capital stock	409,475,000 Won	409,475,000 Won

(2) The change of capital stock and paid-in capital over par value as of the end of current and previous year are as follows:

Classification	No. of shares(share)	Capital stock (Won)	Paid-in capital over par value (Won)
12/31/2007(Beginning of previous year)	77,800	389,000,000	56,583,520
Merger	4,095	20,475,000	68,379,808
12/31/2008(Ending of previous year)	81,895	409,475,000	124,963,328
12/30/2009(Ending of current year)	81,895	409,475,000	124,963,328

9. Income taxes

Though the legal income tax (including resident tax) of the Company is about 27.5%, the income tax paid by the Company in current year is 29,754,921 Won and additional payment of income tax.

10. Earning per share

(1) The computation of fundamental earnings per common share as of the end of current and previous year are as follows:

(Unit: Won)

Classification	Current year	Previous year
Earnings per common share for the year	106,013,175	303,041,980
Number of weighed average common trading share	81,895	79,741
Earning per share	1,295	3,800

(2) Number of weighed average common trading share as of the end of current and previous year are as follows:

① Current year

Classification	Common shares issued	Weighed value	Multiplying number
Beginning of the year	81,895	365	29,891,675
Total multiplying number			29,891,675
Weighed value			÷ 365
Number of weighed average common share			81,895

② Previous year

Classification	Common shares issued	Weighed value	Multiplying number
Beginning of the year	77,800	365	28,397,000
Merger (07-12-2008)	4,095	173	708,435
Total multiplying number			29,105,435
Weighed value			÷ 365
Number of weighed average common share			79,741

11. Contingent liabilities and matter of agreement

(1)

The agreements of lending ceiling with financial institute as of the end of current year are as follows:

Bank	Description of borrowing	Ceiling of lending	Balance of borrowing
Korea Exchange Bank	Firm passbook revolving loan	200,000,000	-
	Firm operating electronic credit loan	500,000,000	-
Hana Bank	Firm operating electronic credit loan	1,400,000,000	-
Uri Bank	Firm operating electronic credit loan	10,000,000	-
Total		2,110,000,000	-

The representative director of the Company offer payment bond to Korea Exchange Bank for the loan agreement.

(2)  As of the end of current year, the amount before the maturity date within the discount amount of notes and accounts receivable is 21,890,000 Won and the amount of endorsed bill is 611,600,000 Won.

12. Transaction with related person

(1)

The major transaction with related company during the current and previous year is as follows:

(Unit: Won)

Related person	Name	Transaction	Current year	Previous year
Management	Jin Kyung Yang	Fund transaction	78,305,000	-
	Jung Do Kim	Fund transaction	200,000,000	-
Shareholder	Myoung Eun Hwang	Fund transaction	20,000,000	-
Total			298,305,000

(2) The credit and debt with the related person as of the end of current year are as follows:

(Unit: Won)

Related person	Name	Current year		Previous year
		Short-term loan	Accrued income receivable	Short-term loan
Management	Jin Kyung Yang	78,305,000	1,600,456	-
	Jung Do Kim	200,000,000	2,946,958	-
Shareholder	Myoung Eun Hwang	20,000,000	282,684	-
Total		298,305,000	4,830,098	-

In the previous year, the Company disposed the short-term loan to shareholders officers and employees including representative director as debt write-offs and stated it in the non- operating income as gain on cancellation of debt.

13. The amount of accounting tile for computing added value

The amount of accounting title for computing added value for the current and previous years are as follows:

(Unit: Won)

Accounting title	Current year	Previous year
Salaries and wages	1,795,870,600	2,671,361,835
Retirement allowance	63,648,253	27,382,870
Other employees benefit	247,933,822	254,037,196
Depreciation	114,389,340	65,110,308
Taxes and dues	52,093,780	40,140,380
Rent	189,254,678	209,485,961
	2,463,199,473	3,267,518,550

14. Statement of cash flows

The significant transaction without cash in-flow or cash out-flow in the investment and financing activity during the current and previous year are as follows:

(Unit: Won)

Description	Current year	Previous year
Substitution of vehicles for lease security	-	19,113,600
Succession of assets due to merger	-	169,868,294